EXHIBIT 5.1
March 3, 2011
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
     Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we are rendering this opinion in connection with the proposed issuance of up to 1,287,353 shares of common stock (“Shares”) of LoopNet, Inc., a Delaware corporation (the “Company”), pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”) and pursuant to a Registration Statement on Form S-8 (the “Registration Statement”).
     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
     Based on such examination, we are of the opinion that the Shares to be issued by the Company pursuant to the Plan are duly authorized, and when issued and sold as described in the Plan and Registration Statement, will be legally issued, fully paid, and nonassessable.
     In rendering this opinion, we have assumed that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the Plan, (iii) the Company receives the full consideration for the Shares as stated in the Plan, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the Company’s common stock, and (v) all applicable securities laws are complied with.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including any prospectus constituting a part thereof, as originally filed or as subsequently amended or supplemented. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.
Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP